UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2019 (February 14, 2019)

The Providence Service Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	700 Canal Street, Third Floor Stamford, Connecticut	06902

	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 307-2800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 14, 2019, the Board of Directors (the “Board”) of The Providence Service Corporation (the “Company”) appointed Suzanne G. Smith as (i) Chief Accounting Officer of the Company, effective February 18, 2019 (the “Commencement Date”) and (ii) Principal Accounting Officer of the Company, effective March 1, 2019. Ms. Smith will be deemed a Section 16 officer for purposes of federal securities laws, effective March 1, 2019.

Suzanne G. Smith, has more than two decades of accounting and finance experience in a variety of industries. She most recently served as Chief Accounting Officer of Cumulus Media from May 2017 until February 2019. Previous appointments include Vice President and Corporate Controller of staffing firm, Employbridge, interim Chief Financial Officer for Acuity, Senior Vice President and Corporate Controller of Serta Simmons Bedding and Director of Finance and Accounting for Kemira Chemicals, North America. Ms. Smith graduated from The Ohio State University with a Bachelor of Science in Human Ecology and received a Master in Business Administration with a concentration in Finance from Georgia State University. She is a CPA licensed in Georgia.

There are no family relationships between Ms. Smith and any director or executive officer of the Company, and Ms. Smith has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Smith’s appointment, the Company has set Ms. Smith’s annual base salary at $285,000. Ms. Smith will receive a $15,000 one-time signing bonus payable on the Commencement Date. Ms. Smith’s employment is for no specific term and either Ms. Smith or the Company may terminate Ms. Smith’s employment at any time with or without cause; however, if the Company terminates Ms. Smith’s employment without “cause” as reasonably determined by the Company in its discretion, Ms. Smith is eligible to receive six-months of severance pay at base compensation, subject to the requirement to sign a severance agreement and a general release of claims.

Ms. Smith will be eligible to participate in a short-term incentive program in 2019 for a bonus of up to 50% of her base salary, based on individual and organizational performance. In addition, Ms. Smith will be eligible to participate in the Company’s 2006 Long-Term Incentive Plan, including a grant of 4,600 unvested options to acquire shares of the Company’s common stock, $0.001 par value per share, under terms to be approved by the Board. Ms. Smith will be eligible to participate in the Company’s Executive Non-Qualified Deferred Compensation Plan, pursuant to which Ms. Smith may elect to defer up to 10% of her salary and/or 100% of her annual discretionary bonus.

While employed, Ms. Smith will be entitled to participate in all employee fringe benefits generally accorded to employees at the Company.

Effective March 1, 2019, Laurence Orton will no longer serve as Principal Accounting Officer of the Company and will no longer be deemed a Section 16 officer for purposes of federal securities laws. Mr. Orton will continue to serve as the Company's Senior Vice President, Finance, until his transition period has concluded in connection with the previously announced organizational consolidation plan.

Item 8.01 Other Events.

On February 14, 2019, the Board set June 12, 2019 as the date for the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), pursuant to the Company’s amended and restated bylaws, at a time and location to be specified in the Company’s proxy statement related to the 2019 Annual Meeting. The Board also approved the record date of April 18, 2019 for determining stockholders entitled to notice of and to vote at the 2019 Annual Meeting.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION
Date: February 20, 2019	By:	/s/ Kevin M. Dotts
	Name:	Kevin M. Dotts
	Title:	Chief Financial Officer